Exhibit 99.1

Contacts:	Michael Mullen (media)	Christopher Jakubik, CFA (investors)
	Michael.Mullen@kraftheinzcompany.com	ir@kraftheinzcompany.com

The Kraft Heinz Company Adds
Feroz Dewan to Board of Directors

PITTSBURGH & CHICAGO - Oct. 21, 2016 - The Kraft Heinz Company (NASDAQ: KHC) (“Kraft Heinz”) announced today the election of Feroz Dewan to its Board of Directors.
“We selected Feroz because we value his deep financial acumen, his passion for technology and his strong belief in growing a better world,” said Alex Behring, Chairman of the Board of Directors. “These are the same qualities we value on our Board and within The Kraft Heinz Company. We welcome Feroz and look forward to gaining from his innovative and global perspective. I am confident that he will be a positive addition to our Board and to Kraft Heinz.”
Dewan, 40, is the CEO of Arena Holdings Management, a global investment business. Previously, he served in a series of positions with Tiger Global Management, an investment firm focused on public and private equity fund investments, from 2003 to 2015, including most recently as Head of Public Equities. Prior to that, Dewan served as a Private Equity Associate at Silver Lake Partners, a private equity firm. Dewan is also a director and a member of the audit and compensation committees of the Fortive Corporation, a diversified industrial growth company.
Dewan holds a Bachelor’s degree in Engineering with a Certificate in Applied mathematics from Princeton University. An avid volunteer, Dewan is also on the board of the Character Lab, Teach for America New York and the Tiger Foundation.
ABOUT THE KRAFT HEINZ COMPANY
The Kraft Heinz Company (NASDAQ: KHC) is the fifth-largest food and beverage company in the world. A globally trusted producer of delicious foods, The Kraft Heinz Company provides high quality, great taste and nutrition for all eating occasions whether at home, in restaurants or on the go. The company’s iconic brands include Kraft, Heinz, ABC, Capri Sun, Classico, Jell-O, Kool-Aid, Lunchables, Maxwell House, Ore-Ida, Oscar Mayer, Philadelphia, Planters, Plasmon, Quero, Weight Watchers Smart Ones and Velveeta. The Kraft Heinz Company is dedicated to the sustainable health of our people, our planet and our company. For more information, visit www.kraftheinzcompany.com.

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